Exhibit 10
EXECUTION COPY

$400,000,000
CREDIT AGREEMENT
among
HCA INC.,
THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS FROM TIME TO
TIME PARTIES HERETO,
MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Sole Lead Arranger and Sole Bookrunner
and
MERRILL LYNCH CAPITAL CORPORATION
as Administrative Agent
Dated as of May 25, 2006

Page
SCHEDULES:

Schedule I.	Commitment Amounts; Lending Offices; Addresses for Notice
Schedule II.	Subsidiaries of the Company
Schedule III.	Indebtedness of the Company and its Subsidiaries
Schedule IV.	Applicable Margin
Schedule V.	Significant Litigation

EXHIBITS:

Exhibit A.	Form of Term Note
Exhibit B.	Form of Commitment Transfer Supplement
Exhibit C.	Form of Exemption Certificate

     CREDIT AGREEMENT (this “Agreement”), dated as of May 25, 2006 among HCA INC., a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties hereto (the “Banks”), MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Sole Lead Arranger and Sole Bookrunner, MERRILL LYNCH CAPITAL CORPORATION, as administrative agent (in such capacity, the “Agent”).
     In consideration of the promises and mutual agreements herein contained and for good and valuable consideration the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Agent.
     “Affiliate”: (a) any director or officer of any corporation or partner or joint venturer or Person holding a similar position in another Person or members of their families, whether or not living under the same roof, or any Person owning beneficially more than 5% of the outstanding common stock or other evidences of beneficial interest of the Person in question, (b) any Person of which any one or more of the Persons described in clause (a) above is an officer, director or beneficial owner of more than 5% of the shares or other beneficial interest and (c) any Person controlled by, controlling or under common control with the Person in question.
     “Agent”: Merrill Lynch Capital Corporation, in its capacity as administrative agent for the Banks hereunder.
     “Aggregate Exposure”: with respect to any Bank at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Bank’s Commitment at such time and (b) thereafter, the aggregate then unpaid principal amount of such Bank’s Term Loans.
     “Aggregate Exposure Percentage”: with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank’s Aggregate Exposure at such time to the Aggregate Exposure of all Banks at such time.
     “Agreement”: as defined in the preamble hereto.
     “Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the “Board”) through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; “C/D Reserve Percentage” shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal three-month certificates of deposit in the secondary market in Dollars in New York City and in an amount of $100,000 or more; “C/D Assessment Rate” shall mean, for any day, the net annual assessment rate (rounded upward to the nearest 1/100 of 1%) determined by Merrill to be payable on such day to the Federal Deposit Insurance Corporation or any successor (the “FDIC”) for FDIC’s insuring time deposits made in Dollars at offices of Merrill in the United States; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.
     “Alternate Base Rate Loans”: Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.
     “Applicable Margin”: for each Type of Loan during a Level I Period, Level II Period, Level III Period, Level IV Period or Level V Period the rate per annum set forth under the relevant column heading in Schedule IV. The Applicable Margin shall not be less than that for Level IV for the period beginning on the Closing Date and ending on the date that is six months after the Closing Date. Increases or decreases in the Applicable Margin shall become effective on the first day of the Level I Period, Level II Period, Level III Period, Level IV Period or Level V Period as the case may be, to which such Applicable Margin relates.
     “Approved Fund”: with respect to any Bank that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.
     “Asset Sale”: shall mean any sale or series of related sales of any assets of the Company or any of its Subsidiaries; provided, however, that “Asset Sale” shall not include (a) sales of personal property assets in the ordinary course of business of the Company and its Subsidiaries, (b) the sale or other disposition of obsolete or worn-out equipment or other property no longer required by or useful to the Company or any of its Subsidiaries in connection with the operation of their businesses, (c) the sale or transfer to the Company or any of its Subsidiaries of any asset owned by the Company or any of its Subsidiaries, (d) involuntary dispositions resulting from casualty or the exercise of the power of eminent domain (or a transfer in lieu thereof), or (e) any transaction permitted by subsection 5.9, subsection 5.10(b) or subsection 5.13.
     “Attributable Debt”: (i) as to any capitalized lease obligations, the Indebtedness carried on the balance sheet in respect thereof in accordance with GAAP and (ii) as to any operating leases, the total net amount of rent required to be paid under such leases during the remaining term thereof.
     “Auditor”: any independent certified public accountant of nationally recognized standing and reputation selected by the Company.
     “Bank Obligations”: as defined in subsection 6.1.
     “Banks”: as defined in the preamble hereto.
     “Benefited Bank”: as defined in subsection 8.7.
     “Borrowing Date”: any Business Day within 14 days after the Closing Date specified by the Borrower as a date on which the Borrower requests the relevant Banks to make Loans hereunder.
     “Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     “Change in Control”: of any corporation, (a) any Person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company, that shall acquire more than 50% of the Voting Stock of such corporation or (b) any Person or group (as defined in preceding clause (a)), other than the Company, that shall acquire more than 20% of the Voting Stock of such corporation and, at any time following an acquisition described in this clause (b), the Continuing Directors shall not constitute a majority of the board of directors of such corporation.
     “Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied which date shall be no later than June 15, 2006.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment”: as to any Bank, the Term Commitment of such Bank.
     “Commitment Transfer Supplement”: a Commitment Transfer Supplement, substantially in the form of Exhibit B.
     “Company”: HCA Inc., a Delaware corporation.
     “Consolidated Assets”: as of any date of determination, the consolidated assets of the Company and its Subsidiaries at such date, determined in accordance with GAAP.
     “Consolidated Earnings Before Interest and Taxes”: for any period for which the amount thereof is to be determined, Consolidated Net Income for such period plus all amounts deducted in computing such Consolidated Net Income in respect of interest expense on Indebtedness and income taxes.
     “Consolidated Interest Expense”: for any period for which the amount thereof is to be determined, all amounts deducted in computing Consolidated Net Income for such period in respect of interest expense on Indebtedness determined in accordance with GAAP.
     “Consolidated Net Income”: for any period, the consolidated net income, if any, after taxes, of the Company and its Subsidiaries for such period determined in accordance with GAAP; provided, however, that Consolidated Net Income shall not include any gain or loss attributable to extraordinary items, any sale of assets not in the ordinary course of business or any taxes or tax savings as a result thereof.
     “Consolidated Net Tangible Assets”: as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities as disclosed on the consolidated balance sheet of the Company (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than 12 months after such date and excluding any deferred income taxes that are included in current liabilities), and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

     “Consolidated Net Worth”: as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity and Temporary Equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.
     “Consolidated Total Capitalization”: as of any date of determination, the sum of Consolidated Net Worth at such date and Consolidated Total Debt at such date.
     “Consolidated Total Debt”: as of any date of determination, the aggregate of all Indebtedness (including the current portion thereof) of the Company and its Subsidiaries at such date determined in conformity with GAAP on a consolidated basis.
     “Continuing Director”: any member of the Board of Directors of the Company who is a member of such Board on the date of this Agreement, and any Person who is a member of such Board and whose nomination as a director was approved by a majority of the Continuing Directors then on such Board.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control Group Person”: any Person which is a member of the controlled group or is under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.
     “Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Distribution”: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Company other than dividends payable solely in shares of common stock of the Company; (b) the purchase, redemption or other acquisition of any shares of any class of capital stock of the Company directly or indirectly through a Subsidiary or otherwise; and (c) any other distribution on or in respect of any shares of any class of capital stock of the Company.
     “Dollars” or “$”: dollars in lawful currency of the United States of America.
     “Domestic Lending Office”: the office of each Bank designated as such in Schedule I.
     “EDGAR”: the Electronic Data Gathering, Analysis and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the Securities and Exchange Commission in electronic format.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which the Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Lending Office”: the office of each Bank designated as such in Schedule I.
     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
                       Eurodollar Base Rate
     1.00 — Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in subsection 6.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.
     “Facility”: each of the Term Commitments and the Term Loans made thereunder.
     “Financing Lease”: any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

     “Funding Office”: the office of the Administrative Agent specified in subsection 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Banks.
     “GAAP”: (a) with respect to determining compliance by the Company with the provisions of subsections 5.1, 5.6, 5.7, 5.10 and 5.12, generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 3.3 and (b) with respect to the financial statements referred to in subsection 3.3 or the furnishing of financial statements pursuant to subsection 5.5 and otherwise, generally accepted accounting principles in the United States of America from time to time in effect.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Granting Bank”: as defined in subsection 8.6(h).
     “Guarantee Obligation”: any arrangement whereby credit is extended to one party on the basis of any promise of another, whether that promise is expressed in terms of an obligation to pay the Indebtedness of another, or to purchase an obligation owed by that other, to purchase assets or to provide funds in the form of lease or other types of payments under circumstances that would enable that other to discharge one or more of its obligations, whether or not such arrangement is listed in the balance sheet of the obligor or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.
     “Indebtedness”: of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person in excess of $1,000,000, (d) all liabilities secured by any Lien on any property owned by the Company or any Subsidiary even though such Person has not assumed or otherwise become liable for the payment thereof and (e) without duplication, all Guarantee Obligations relating to any of the foregoing in excess of $1,000,000.
     “Insolvency” or “Insolvent”: at any particular time, a Multiemployer Plan which is insolvent within the meaning of Section 4245 of ERISA.
     “Interest Payment Date”: (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made or Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b), each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
     “Interest Period”: with respect to any Eurodollar Loans:
   (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company in its notice of borrowing or its notice of conversion, as the case may be; and
   (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
   (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
   (2) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected Eurodollar Loan;
   (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
   (4) any Interest Period pertaining to a Eurodollar Loan that would otherwise end after the Term Maturity Date shall end on the Term Maturity Date; and
   (5) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
     “Level I Period”: any period during which the publicly announced ratings by S&P and Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company that has been publicly issued are BBB+ or better and Baa1 or better, respectively.

     “Level II Period”: any period during which the publicly announced ratings by S&P and Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company that has been publicly issued are BBB and Baa2, respectively.
     “Level III Period”: any period which the publicly announced ratings by S&P and Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company that has been publicly issued are BBB- and Baa3, respectively.
     “Level IV Period”: any period which the publicly announced ratings by S&P or Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company that has been publicly issued are BB+ and Ba1, respectively.
     “Level V Period”: any period during which the publicly announced ratings by S&P or Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company that has been publicly issued are equal to or below BB or unrated and equal to or below Ba2 or unrated, as the case may be.
provided, that if on any day the ratings by S&P and Moody’s do not coincide for any rating category and the Level differential is (x) one level, then the higher rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the lower of the intermediate Levels will be the applicable Level.
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents”: this Agreement and the Notes.
     “Loans”: the loans made by the Banks to the Company pursuant to this Agreement.
     “Merrill”: Merrill Lynch Capital Corporation.
     “Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: shall mean (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, accountant’s fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien on any asset that is the subject of such Asset Sale and other fees and expenses, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments, the cash proceeds and any non-cash consideration received from such issuance or incurrence, net of attorneys’ fees, accountant’s fees, investment banking fees, underwriting discounts and commissions and other related fees and expenses.
     “Non-Excluded Taxes”: as defined in subsection 2.13(a).
     “Non-U.S. Banks”: as defined in subsection 2.13(d).
     “Notes”: the collective reference to any promissory note evidencing Loans.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participants”: as defined in subsection 8.6(b).
     “PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Control Group Person is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Principal Property”: means each acute care hospital providing general medical and surgical services (including real property but excluding equipment, personal property and hospitals which primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) at least 50% of which is owned by the Company and its Subsidiaries on a consolidated basis and located in the United States of America.
     “Purchasing Banks”: as defined in subsection 8.6(c).
     “Register”: as defined in subsection 8.6(d).
     “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System.
     “Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA for which reporting is required under such Section, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Banks”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: the chief executive officer, the president, any executive or senior vice president or vice president of the Company, the chief financial officer, treasurer or controller of the Company.
     “S&P”: Standard & Poor’s Ratings Service, or any successor thereto.
     “Sale-and-Leaseback Transaction”: any arrangement entered into by the Company or any Significant Subsidiary with any person (other than the Company or a Significant Subsidiary), or to which any such person is a party, providing for the leasing to the Company or any Significant Subsidiary for a period of more than three years of any Principal Property which has been or is to be held or transferred by the Company or such Significant Subsidiary to such Person or to any other Person (other than the Company or a Significant Subsidiary), to which funds have been or are to be advanced by such Person on the security of the leased property.
     “Significant Subsidiary”: at any particular time, any Subsidiary of the Company having total assets of $50,000,000 or more at that time.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “SPC”: as defined in subsection 8.6(h).
     “Subsidiary”: as to any Person, a corporation, partnership or other entity (i) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, by such Person or (ii) which otherwise is consolidated with the Company for financial statement purposes as determined in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          “Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Temporary Equity”: any amount included on the consolidated balance sheet of the Company and its Subsidiaries at such date as it pertains to (i) the repurchase of the Company’s common stock using derivative financial instruments indexed to, and potentially settled in, the Company’s own stock and (ii) amounts attributed to the consolidation of special purpose vehicle(s) that are created for the sole purpose of engaging in transactions to effect the Company’s repurchase of its own stock.
          “Term Commitment”: as to any Bank, the obligation of such Bank, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Bank’s name on Schedule I. The original aggregate amount of the Term Commitments is $400,000,000.
          “Term Loan”: as defined in subsection 2.1.
          “Term Maturity Date”: the Business Day immediately preceding the first anniversary of the Closing Date.
          “Term Percentage”: as to any Bank at any time, the percentage which such Bank’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Bank’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Transfer Effective Date”: as defined in each Commitment Transfer Supplement.
          “Transferee”: as defined in subsection 8.6(f).
          “Type”: as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Voting Stock”: of any corporation, shares of capital stock or other securities of such corporation entitled to vote generally in the election of directors of such corporation.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Bank severally agrees to make a term loan (a “Term Loan”) to the Company upon the Borrowing Date in an amount not to exceed the amount of the Term Commitment of such Bank. The Term Loans may from time to time be Eurodollar Loans and/or Alternate Base Rate Loans, as determined by the Company and notified to the Agent in accordance with subsections 2.2 and 2.6.
          2.2 Procedure for Term Loan Borrowing. At such time as the Company determines to borrow under this Agreement, the Company shall give the Agent irrevocable notice (which notice must be received by the Agent (i) prior to 12:00 Noon, New York City time, three Business Days prior to the anticipated Borrowing Date, in the case of Eurodollar Loans and (ii) prior to 12:00 Noon, New York City time, on the anticipated Borrowing Date, in the case of Alternate Base Rate Loans) requesting that the Banks make the Term Loans on the Borrowing Date and specifying the amount and Type(s) to be borrowed. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date each Bank shall make available to the Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Bank. The Agent shall credit the account of the Company on the books of such office of the Agent with the aggregate of the amounts made available to the Agent by the Banks in immediately available funds.
          2.3 Repayment of Term Loans. The Term Loan of each Bank shall mature and be payable in full on the Term Maturity Date.
          2.4 Optional Prepayments. The Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Alternate Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to subsection 2.14. Upon receipt of any such notice the Agent shall promptly notify each relevant Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
          2.5 Mandatory Prepayments. (a) Not later than 10 Business Days after the Company shall receive Net Cash Proceeds from any issuance of debt or equity securities in a financing transaction in the capital markets in an amount of not less than $100,000,000, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with subsection 2.5(c).
          (b) Not later than 20 Business Days following the consummation, by the Company or any of its Subsidiaries, of any Asset Sale yielding Net Cash Proceeds to the Company or any such Subsidiary in an aggregate amount of not less than $50,000,000, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with subsection 2.5(c).
          (c) The Company shall give the Agent (which shall promptly notify each Bank) at least three Business Days’ prior notice in the case of Eurodollar Loans and at least one Business Day prior notice in the case of Alternate Base Rate Loans or, telephone notice promptly confirmed in writing of each prepayment in whole or in part pursuant to this subsection 2.5 setting forth the date and amount thereof; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to subsection 2.14. Accrued and unpaid interest on the amount of any principal of the Term Loans prepaid under this subsection 2.5 shall be paid to and on the date of such prepayment.
          2.6 Conversion and Continuation Options. (a) The Company may elect from time to time to convert all or any part of outstanding Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or any part of outstanding Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Alternate Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Agent shall promptly notify each relevant Bank thereof.
          (b) All or any portion of any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Agent shall promptly notify each relevant Bank thereof.
          2.7 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans under the Facility and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 5 Eurodollar Tranches shall be outstanding at any one time.
          2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Alternate Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.
          2.9 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Alternate Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the relevant Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Company and the relevant Banks of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.8(a).
          2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Agent shall have received notice from the Required Banks that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the Facility requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the corresponding Interest Period(s), to Alternate Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans.
          2.11 Pro Rata Treatment and Payments. (a) Each borrowing by the Company from the Banks hereunder, each payment by the Company on account of any commitment fee and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Term Percentages of the relevant Banks.
          (b) Each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Banks. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Agent, for the account of the Banks, at the Agent’s office set forth in subsection 8.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Agent shall have been notified in writing by any Bank prior to a borrowing that such Bank will not make the amount that would constitute its share of such borrowing available to the Agent, the Agent may assume that such Bank is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Bank shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Bank makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank’s share of such borrowing is not made available to the Agent by such Bank within three Business Days after such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans under the Facility, on demand, from the Company.
          (e) Unless the Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Company hereunder that the Company will not make such payment to the Agent, the Agent may assume that the Company is making such payment, and the Agent may, but shall not be required to, in reliance upon such assumption, make available to the Banks their respective pro rata shares of a corresponding amount. If such payment is not made to the Agent by the Company within three Business Days after such due date, the Agent shall be entitled to recover, on demand, from each Bank to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Agent or any Bank against the Company.
          2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for Non-Excluded Taxes covered by subsection 2.13 and changes in the rate of tax on the overall net income of such Bank);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank that is not otherwise included in the determination of the Eurodollar Rate; or

          (iii) shall impose on such Bank any other condition;
and the result of any of the foregoing is to increase the cost to such Bank, by an amount that such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable. If any Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall, within 90 days after it becomes aware of such fact, notify the Company (with a copy to the Agent) of the event by reason of which it has become so entitled.
          (b) If any Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof after the date hereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Company (with a copy to the Agent) of a written request therefor (such request shall include details reasonably sufficient to establish the basis for such additional costs and shall be submitted to the Company within 30 Business Days after it becomes aware of such fact), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such corporation for such reduction; provided that the Company shall not be required to compensate a Bank pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Bank notifies the Company of such Bank’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect.
          (c) A certificate as to any additional amounts payable pursuant to this subsection submitted by any Bank to the Company (with a copy to the Agent) shall be conclusive in the absence of manifest error. The obligations of the Company pursuant to this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.13 Taxes. (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes and excise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other

Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes (i) that are attributable to such Bank’s failure to comply with the requirements of paragraph (d) or (e) of this subsection or (ii) that are United States withholding taxes imposed on amounts payable to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of the relevant Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure.
          (d) Each Bank (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Company and the Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver.

          (e) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal position of such Bank.
          (f) The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.14 Indemnity. The Company agrees to indemnify each Bank for, and to hold each Bank harmless from, any loss (excluding the Applicable Margin, if included therein) or expense that such Bank may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Bank) that would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this subsection 2.14, together with calculations in reasonable detail, submitted to the Company by any Bank shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.15 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.12 or 2.13(a) with respect to such Bank, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Bank, cause such Bank and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection shall affect or postpone any of the obligations of the Company or the rights of any Bank pursuant to subsection 2.12 or 2.13(a).

          2.16 Replacement of Banks. The Company shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to subsection 2.12 or 2.13(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Bank shall have taken no action under subsection 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to subsection 2.12 or 2.13(a), (iii) the replacement financial institution shall purchase, at par, all Loans (and any Notes evidencing such Loans) and other amounts owing to such replaced Bank on or prior to the date of replacement (which amounts shall include such replaced Bank’s share of accrued fees and accrued interest), (iv) the Company shall be liable to such replaced Bank under subsection 2.14 if any Eurodollar Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Bank, shall be reasonably satisfactory to the Agent, (vi) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of subsection 8.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to subsection 2.12 or 2.13(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Agent or any other Bank shall have against the replaced Bank.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          The Company represents and warrants to the Banks that:
          3.1 Corporate Organization and Existence. Each of the Company and each Significant Subsidiary is a corporation, partnership or other entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized (except, in the case of Subsidiaries, where the failure to be in good standing would not be material to the Company and its Subsidiaries on a consolidated basis) and has all necessary power to carry on the business now conducted by it. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement and the Notes and all other agreements and instruments executed in connection herewith and therewith, the valid and enforceable obligations they purport to be. Each of the Company and each Subsidiary is duly qualified and in good standing in all jurisdictions other than that of its organization in which the physical properties owned, leased or operated by it are located (except, in the case of Subsidiaries, where the failure to be in good standing would not be material to the Company and its Subsidiaries on a consolidated basis), and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of Governmental Authorities, or otherwise, to carry on its business in the places and in the manner presently conducted (except where such failure would not be material to the Company and its Subsidiaries on a consolidated basis).
          3.2 Subsidiaries. As of the date hereof, the Company has only the Subsidiaries set forth in Schedule II. The capital stock and securities owned by the Company and its Subsidiaries in each of the Company’s Subsidiaries are owned free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on the transfer thereof other than restrictions on transfer imposed by applicable securities laws and restrictions, liens and encumbrances outstanding on the date hereof and listed in said Schedule II.
          3.3 Financial Information. The Company has furnished to the Agent and made available to each Bank copies of the following (the “SEC Reports”):
          (a) the Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2005, containing the consolidated balance sheet of the Company and its Subsidiaries as at said date and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, accompanied by the report of Ernst & Young LLP;
          (b) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2005;
          (c) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 2006; and
          (d) Current Reports on Form 8-K filed with the Securities and Exchange Commission dated January 13, 2006, February 1, 2006, February 7, 2006, February 8, 2006, April 17, 2006 and April 25, 2006, respectively.
The financial statements included in the reports identified in the preceding paragraphs (a) through (c) (including any notes thereto) were prepared in accordance with GAAP (except that financial statements for interim periods were prepared in accordance with GAAP for interim financial information) and fairly present the financial condition of the corporations covered thereby at the dates thereof and the results of their operations for the periods covered thereby. As of the date hereof and except as disclosed in the above-referenced reports, neither the Company nor any of its Subsidiaries has any known contingent liabilities of any significant amount which are not referred to in said financial statements or in the notes thereto which could reasonably be expected to have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis.
          3.4 Changes in Condition. Since December 31, 2005 there has been no material adverse change in the business or assets or in the condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis.
          3.5 Assets. The Company and each Subsidiary have good and marketable title to all material assets carried on their books and reflected in the most recent balance sheet referred to in subsection 3.3 or furnished pursuant to subsection 5.5, except for assets held on Financing Leases or purchased subject to security devices providing for retention of title in the vendor, and except for assets disposed of as permitted by this Agreement.
          3.6 Litigation. Except as disclosed in the Company’s SEC Reports, and except as set forth on Schedule V hereto, there is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency pending or to the knowledge of the Company threatened which, after giving effect to any applicable insurance, could reasonably be expected to have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis or which seeks to enjoin the consummation of any of the transactions contemplated by this Agreement or any other Loan Document and involves any material risk that any such injunction will be issued, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency has been issued against the Company or any Subsidiary which could reasonably be expected to have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis. With respect to the matters disclosed in the Company’s SEC Reports, and the matters set forth on Schedule V hereto, since the date of such disclosures there has been no development which is material and adverse to the business or assets or to the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis.
          3.7 Tax Returns. The Company and each of its Subsidiaries have filed all material tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all material taxes which have or may become due pursuant to said returns or to assessments received. The Company knows of no material additional assessments for which adequate reserves have not been established.
          3.8 Contracts, etc. Attached hereto as Schedule III is a statement of outstanding Indebtedness of the Company and its Subsidiaries for borrowed money as of the date set forth therein and a complete and correct list of all agreements, contracts, indentures, instruments, documents and amendments thereto to which the Company or any Subsidiary is a party or by which it is bound pursuant to which any such Indebtedness of the Company and its Subsidiaries in excess of $25,000,000 is outstanding on the date hereof. Said Schedule III also includes a complete and correct list of all such Indebtedness of the Company and its Subsidiaries outstanding on the date indicated in respect of Guarantee Obligations in excess of $1,000,000 and letters of credit in excess of $1,000,000, and there have been no increases in such Indebtedness since said date other than as permitted by this Agreement.
          3.9 No Legal Obstacle to Agreement. Neither the execution and delivery of this Agreement or of any Notes, nor the making by the Company of any borrowings hereunder, nor the consummation of any transaction herein or therein referred to or contemplated hereby or thereby nor the fulfillment of the terms hereof or thereof or of any agreement or instrument referred to in this Agreement, has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the Company or any of its Subsidiaries is a party or by which it is bound or of the certificate of incorporation or by-laws of the Company, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Company or any of its Subsidiaries, or result in the creation under any agreement or instrument of any security interest, lien, charge or encumbrance upon any of the assets of the Company or any of its Subsidiaries. Other than those which have already been obtained, no approval, authorization or other action by any governmental authority or any other Person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby, or the making of any borrowing by the Company hereunder.

          3.10 Defaults. Neither the Company nor any Significant Subsidiary is in default under any provision of its certificate of incorporation, articles of incorporation, charter or by-laws or, so as to affect adversely in any material manner the business or assets or the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis, under any provision of any agreement, lease or other instrument to which it is a party or by which it is bound or of any Requirement of Law.
          3.11 Burdensome Obligations. Neither the Company nor any Subsidiary is a party to or bound by any agreement, deed, lease or other instrument, or subject to any charter, by-law or other corporate restriction which, in the opinion of the management thereof, is so unusual or burdensome as to in the foreseeable future have a material adverse effect on the business or assets or condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis. The Company does not presently anticipate that future expenditures of the Company and its Subsidiaries needed to meet the provisions of any federal or state statutes, orders, rules or regulations will be so burdensome as to have a material adverse effect on the business or assets or condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis.
          3.12 Pension Plans. Each Plan maintained by the Company, any Subsidiary or any Control Group Person or to which any of them makes or will make contributions is in material compliance with the applicable provisions of ERISA and the Code. The Company and its Subsidiaries have met all of the funding standards applicable to all Plans, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan that is not a Multiemployer Plan. The aggregate vested liabilities (using Plan funding assumptions) under the Plans that are subject to Title IV of ERISA and that are not Multiemployer Plans do not exceed the aggregate value of such Plans’ assets by more than $50,000,000.
          3.13 Disclosure. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of the Company to the Agent or the Banks, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          3.14 Environmental and Public and Employee Health and Safety Matters. The Company and each Subsidiary has complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except to the extent that the failure to so comply would not be reasonably likely to result in a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis. The Company’s and the Subsidiaries’ facilities do not contain, and have not previously contained, any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except for violations that would not be reasonably likely to result in a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis. The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis.
          3.15 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect (except in a manner which is not in violation of Regulation U or X) or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Bank or the Agent, the Company will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.
          3.16 Investment Company Act; Other Regulations. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.
SECTION 4. CONDITIONS
          The obligations of each Bank to make any Loan contemplated hereunder shall be subject to the compliance by the Company with its agreements herein contained and to the satisfaction on or before the Closing Date and each Borrowing Date of such of the following further conditions as are applicable on the Closing Date or such Borrowing Date, as the case may be:
          4.1 Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank, and (ii) for the account of each Bank, if requested by such Bank, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.
          4.2 Legal Opinions . On the Closing Date, each Bank shall have received from any general, associate, or assistant general counsel or Vice President-Legal to the Company, such opinions as the Agent shall have reasonably requested with respect to the transactions contemplated by this Agreement.
          4.3 Company Officers’ Certificate. The representations and warranties contained in Section 3 (as qualified by the disclosures in (i) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, (ii) the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, (iii) the Company’s Reports on Form 8-K dated January 13, 2006, February 1, 2006, February 7, 2006, February 8, 2006, April 17, 2006 and April 25, 2006, respectively, in the case of each of the items referred to in clauses (i), (ii) and (iii), as filed with the Securities and Exchange Commission and previously distributed to the Agent and made available to each Bank and (iv) Schedule V attached hereto) shall be true and correct in all material respects on the Closing Date and on and as of each Borrowing Date with the same force and effect as though made on and as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such dates); no Default shall have occurred (except a Default which shall have been waived in writing or which shall have been cured) and no Default shall exist after giving effect to the Loan to be made, and the Agent shall have received a certificate containing a representation to these effects dated such Borrowing Date and signed by a Responsible Officer.
          4.4 Legality, etc. The making of the Loan to be made by such Bank on each Borrowing Date shall not subject such Bank to any penalty or special tax, shall not be prohibited by any Requirement of Law applicable to such Bank or the Company, and all necessary consents, approvals and authorizations of any Governmental Authority or any Person to or of any such Loan shall have been obtained and shall be in full force and effect.
          4.5 General. On the Closing Date, all instruments and legal and corporate proceedings in connection with the Loans contemplated by this Agreement shall be satisfactory in form and substance to the Agent, and the Agent shall have received copies of all documents, and favorable legal opinions and records of corporate proceedings, which the Agent may have reasonably requested in connection with the Loans and other transactions contemplated by this Agreement.
          4.6 Fees. On or prior to the Borrowing Date, the Agent shall have received the fees required to be paid pursuant to the Fee Letter, dated May 25, 2006.
          4.7 Rating. On the Closing Date, the Company shall have long-term unsecured debt ratings from S&P and Moody’s of at least BB+ and Ba2, respectively (in each case, with a stable outlook).
SECTION 5. GENERAL COVENANTS
          On and after the date hereof, until all of the Loans and all other amounts payable pursuant hereto shall have been paid in full and so long as the Commitments shall remain in effect, the Company covenants that the Company will comply, and will cause each of its Subsidiaries to comply, with such of the provisions of this Section 5 and such other provisions of this Agreement as are applicable to the Person in question.

          5.1 Taxes, Indebtedness, etc. (a) Each of the Company and its Subsidiaries will duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all material taxes, assessments, levies and other governmental charges imposed upon such corporation and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books adequate reserves with respect thereto.
          (b) Each of the Company and its Subsidiaries will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness and liabilities incident to its operations; provided, however, that any such Indebtedness or liability need not be paid if the validity or amount thereof shall currently be contested in good faith and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves with respect thereto.
          (c) The Subsidiaries will not create, incur, assume or suffer to exist any Indebtedness, except: (i) Indebtedness outstanding on the date hereof and listed on Schedule III; (ii) Indebtedness that is owing to the Company or any other Subsidiary; (iii) Indebtedness incurred pursuant to an accounts receivable program; and (iv) additional Indebtedness at any time outstanding in an aggregate principal amount not to exceed 10% of Consolidated Assets.
          5.2 Maintenance of Properties; Compliance with Law. Each of the Company and its Subsidiaries (a) will keep its material properties in good repair, working order and condition and will from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and will comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and (b) in the case of the Company or any Subsidiary of the Company while such Person remains a Subsidiary, will do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and franchises necessary to continue such businesses. The Company and its Subsidiaries will comply in all material respects with all valid and applicable Requirements of Law (including any such laws, rules, regulations or governmental orders relating to the protection of environmental or public or employee health or safety) of the United States, of the States thereof and their counties, municipalities and other subdivisions and of any other jurisdiction, applicable to the Company and its Subsidiaries, except where compliance therewith shall be contested in good faith by appropriate proceedings, the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto, and the failure to comply therewith could not reasonably be expected to, in the aggregate, have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis.
          5.3 Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will enter into any transactions, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any of their Affiliates (other than the Company and its Subsidiaries) unless such transaction is not material to the Company and its Subsidiaries on a consolidated basis or such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Company’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in an arm’s-length transaction.
          5.4 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, including any Subsidiary which is engaged in the business of providing insurance protection, insurance (including, without limitation, professional liability insurance against claims for malpractice) with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against of such types and such amounts as are customarily carried under similar circumstances by other corporations. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, and the Company may self-insure against such loss or damage, provided that adequate insurance reserves are maintained in connection with such self-insurance.
          5.5 Financial Statements. The Company will and will cause each of its Subsidiaries to maintain a standard system of accounting in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP consistently applied, and will furnish the following to each Bank (in duplicate if so requested):
          (a) Annual Statements. As soon as available, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet as at the end of each fiscal year and consolidated statements of operations and cash flows and of stockholders’ equity for such fiscal year of the Company and its Subsidiaries, together with comparative consolidated figures for the next preceding fiscal year, accompanied by reports or certificates of an Auditor, to the effect that such balance sheet and statements were prepared in accordance with GAAP consistently applied and fairly present the financial position of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and cash flows for the year then ended and the statement of such Auditor and of a Responsible Officer of the Company that such Auditor and Responsible Officer have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or, if such is not the case, specifying such Default or possible Default and the nature thereof. In addition, such financial statements shall be accompanied by a certificate of a Responsible Officer of the Company containing computations showing compliance with subsections 5.6, 5.7, 5.10 and 5.12.
          (b) Quarterly Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Company and its Subsidiaries in each year, condensed consolidated balance sheets as at the end of such fiscal quarter and condensed consolidated statements of operations and cash flows for the portion of the fiscal year then ended, of the Company and its Subsidiaries, together with computations showing compliance with subsections 5.6, 5.7, 5.10 and 5.12, accompanied by a certificate of a Responsible Officer of the Company that such statements and computations have been properly prepared in accordance with GAAP for interim financial information, consistently applied, and fairly present the financial position of the

Company and its Subsidiaries as at the end of such fiscal quarter and the results of their operations and cash flows for such quarter and for the portion of the fiscal year then ended (subject to customary year-end adjustments not expected to be material), and to the further effect that such Responsible Officer has caused the provisions of this Agreement and all other agreements to which the Company or any of its Subsidiaries is a party and which relate to Indebtedness to be reviewed, and has no knowledge that any Default has occurred under this Agreement or under any such other agreement, or, if said Responsible Officer has such knowledge, specifying such Default and the nature thereof.
          (c) Notice of Material Litigation, Defaults; Rating Changes. The Company will promptly notify each Bank in writing, by delivery of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission or otherwise, as to any litigation or administrative proceeding to which it or any of its Subsidiaries may hereafter be a party which, after giving effect to any applicable insurance, has resulted or reasonably may be expected to result in any material judgment or liability or has resulted or reasonably may be expected to result in any material adverse change in the business or assets or in the condition, financial or otherwise, of the Company and its Subsidiaries on a consolidated basis and which litigation or proceeding is otherwise required to be disclosed in such reports. Promptly upon acquiring knowledge thereof, the Company will notify each Bank of the existence of any Default, including, without limitation, any default in the payment of any Indebtedness for money borrowed of the Company or any Subsidiary or under the terms of any agreement relating to such Indebtedness, specifying the nature of such Default and what action the Company has taken or is taking or proposes to take with respect thereto. Promptly upon acquiring knowledge thereof, the Company will notify each Bank of a change in the publicly announced ratings by S&P and Moody’s of the then current senior unsecured, non-credit enhanced, long-term Indebtedness of the Company.
          (d) ERISA Reports. The Company will furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after any such request is submitted by the Company to the Department of Labor or the Internal Revenue Service, as the case may be. Promptly after a Reportable Event occurs, or the Company or any of its Subsidiaries receives notice that the PBGC or any Control Group Person has instituted or intends to institute proceedings to terminate any pension or other Plan that is a “defined benefit plan” as defined in ERISA, or prior to the Plan administrator’s terminating such Plan pursuant to Section 4041 of ERISA, the Company will notify the Agent and will furnish to the Agent a copy of any notice of such Reportable Event which is required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be. The Company will promptly notify each Bank upon learning of the occurrence of any of the following events with respect to any Plan which is a Multiemployer Plan: a partial or complete withdrawal from any Plan which may result in the incurrence by the Company or any of its Subsidiaries of withdrawal liability in excess of $1,000,000 under Subtitle E of Title IV of ERISA, or of the termination, insolvency or reorganization status of any Plan under such Subtitle E which may result in liability to the Company or any of its Subsidiaries in excess of $1,000,000. In the event of such a withdrawal, upon the request of the Agent or any Bank, the Company will promptly provide information with respect to the scope and extent of such liability, to the best of the Company’s knowledge.
          (e) Reports to Stockholders, etc. Promptly after the sending, making available or filing of the same, the Company will furnish the Agent with copies of all reports and financial statements which the Company shall send or make available to its stockholders including, without limitation, all reports on Form 8-K, 10-Q or 10-K or any similar form hereafter in use which the Company shall file with the Securities and Exchange Commission.
          (f) Other Information. From time to time upon request of the Agent or any Bank, the Company will furnish information regarding the business affairs and condition, financial or otherwise, of the Company and its Subsidiaries. The Company agrees that any authorized officers and representatives of the Agent shall have the right during reasonable business hours after reasonable notice to examine the books and records of the Company and its Subsidiaries, and to make notes and abstracts therefrom, to make an independent examination of its books and records for the purpose of verifying the accuracy of the reports delivered by the Company and its Subsidiaries pursuant to this Agreement or otherwise, and ascertaining compliance with this Agreement. Representatives of any Bank (at such Bank’s expense) may accompany the Agent during any examination referred to in the preceding sentence.
          (g) Confidentiality of Information. Each Bank acknowledges that some of the information furnished to such Bank pursuant to this subsection 5.5 may be received by such Bank prior to the time it shall have been made public, and each Bank agrees that it will keep all information so furnished confidential and shall make no use of such information until it shall have become public, except (i) in connection with matters involving operations under or enforcement of this Agreement or the Notes, (ii) in accordance with each Bank’s obligations under law or pursuant to subpoenas or other process to make information available to governmental or regulatory agencies and examiners or to others, (iii) to each Bank’s corporate Affiliates and Transferees and prospective Transferees so long as such Persons agree to be bound by this subsection 5.5(g) or (iv) with the prior consent of the Company.
Financial statements and other documents required to be delivered pursuant to this Section 5.5 may be delivered electronically and if so delivered, shall be deemed to have been delivered upon delivery of notice to the Agent that such statements or reports are available via the EDGAR system of the Securities and Exchange Commission on the Internet.
          5.6 Ratio of Consolidated Total Debt to Consolidated Total Capitalization. The Company and its Subsidiaries will not at any time have outstanding Consolidated Total Debt in an amount in excess of (i) 80% of Consolidated Total Capitalization from the Closing Date through December 31, 2006 and (ii) 75% of Consolidated Total Capitalization from December 31, 2006 until the Term Maturity Date.

          5.7 Interest Coverage Ratio. On the last day of each fiscal quarter of the Company, the Consolidated Earnings Before Interest and Taxes of the Company and its Subsidiaries for the four consecutive fiscal quarters of the Company then ending will be an amount which equals or exceeds 200% of the Consolidated Interest Expense of the Company and its Subsidiaries for the same four consecutive fiscal quarters.
          5.8 Distributions. The Company will not make any Distribution except that, so long as no Event of Default exists or would exist after giving effect thereto, the Company may make Distributions.
          5.9 Merger or Consolidation. The Company will not become a constituent corporation in any merger or consolidation unless the Company shall be the surviving or resulting corporation and immediately before and after giving effect to such merger or consolidation there shall exist no Default; provided that the Company may merge into another Subsidiary owned by the Company for the purposes of causing the Company to be incorporated in a different jurisdiction in the United States or causing the Company to change its name.
          5.10 Sales of Assets. The Company and its Subsidiaries may from time to time sell or otherwise dispose of all or any part of their respective assets; provided, however, that in any fiscal year, the Company and its Subsidiaries will not (a) sell or dispose of (including, without limitation, any disposition resulting from any merger or consolidation involving a Subsidiary of the Company, and any Sale-and-Leaseback Transaction), outside of the ordinary course of business, to Persons other than the Company and its Subsidiaries, assets constituting in the aggregate more than 12% of Consolidated Assets of the Company and its Subsidiaries as at the end of the immediately preceding fiscal year and (b) exchange with any Persons other than the Company and its Subsidiaries any asset or group of assets for another asset or group of assets unless (i) such asset or group of assets are exchanged for an asset or group of assets of a substantially similar type or nature, (ii) on a pro forma basis both before and after giving effect to such exchange, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate fair market value (in the case of any exchange of any material asset or group of assets, as determined in good faith by the Board of Directors of the Company) of the asset or group of assets being transferred by the Company or such Subsidiary and the asset or group of assets being acquired by the Company or such Subsidiary are substantially equal and (iv) the aggregate of (x) all assets of the Company and its Subsidiaries sold pursuant to subsection 5.10(a) (including, without limitation, any disposition resulting from any merger or consolidation involving a Subsidiary of the Company, and any Sale-and-Leaseback Transaction) and (y) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of all assets of the Company and its Subsidiaries exchanged pursuant to this subsection 5.10(b) does not exceed 20% of Consolidated Assets of the Company and its Subsidiaries as at the end of the immediately preceding fiscal year.
          5.11 Compliance with ERISA. Each of the Company and its Subsidiaries will meet, and will cause all Control Group Persons to meet, all minimum funding requirements applicable to any Plan imposed by ERISA or the Code (without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted), and will at all times comply, and will cause all Control Group Persons to comply, in all material respects with the provisions of ERISA and the Code which are applicable to the Plans, except where the failure to do so could not reasonably be expected to have a material adverse effect. At no time shall the aggregate actual liabilities of the Company under Sections 4062, 4063, 4064 and other provisions of ERISA with respect to all Plans (and all other pension plans to which the Company, any Subsidiary, or any Control Group Person made contributions prior to such time) exceed, on an aggregate basis, $75,000,000. Neither the Company nor its Subsidiaries will permit any event or condition to exist which could permit any Plan which is not a Multiemployer Plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.
          5.12 Negative Pledge. The Company will not and will ensure that no Subsidiary will create or have outstanding any lien or security interest on or over any Principal Property in respect of any Indebtedness and the Company will not create or have outstanding any lien or security interest on or over the capital stock of any of its Subsidiaries that own a Principal Property and will ensure that no Subsidiary will create or have outstanding any lien or security interest on or over the capital stock of any of its respective Subsidiaries that own a Principal Property except in either case for:
          (a) any security for the purchase price or cost of construction of real property acquired by the Company or any of its Subsidiaries (or additions, substantial repairs, alterations or substantial improvements thereto) or equipment, provided that such Indebtedness and such security are incurred within 18 months of the acquisition or completion of construction (or alteration or repair) and full operation;
          (b) any security existing on property or on capital stock, as the case may be, at the time of acquisition of such property or capital stock, as the case may be, by the Company or a Subsidiary or on the property or capital stock, as the case may be, of a corporation at the time of the acquisition of such corporation by the Company or a Subsidiary (including acquisitions through merger or consolidation);
          (c) any security created in favor of the Company or a Subsidiary;
          (d) any security created by operation of law in favor of government agencies of the United States of America or any State thereof;
          (e) any security created in connection with the borrowing of funds if within 120 days such funds are used to repay Indebtedness in at least the same principal amount as secured by other security of Principal Property or capital stock of a Subsidiary that owns a Principal Property, as the case may be, with an independent appraised fair market value at least equal to the appraised fair market value of the Principal Property or capital stock of a Subsidiary that owns a Principal Property, as the case may be, secured by the new security; and
          (f) any extension, renewal or replacement of any security referred to in the foregoing clauses (a) through (e) provided that the amount thereby secured is not increased and such security is not extended to other property of the Company or its Subsidiaries;

unless any Loans made and/or to be made to and all other sums payable by the Company under this Agreement shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured. Notwithstanding the foregoing, the Company and any one or more Subsidiaries may, without securing the Loans made and/or to be made to and all other sums payable by the Company under this Agreement, create, issue or assume Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of the Company and its Subsidiaries (not including Indebtedness permitted to be secured pursuant to the foregoing clauses (a) through (f) and the aggregate Attributable Debt), including Indebtedness in respect of Sale-and-Leaseback Transactions (other than those permitted by subsection 5.13(b)), does not exceed 10% of Consolidated Net Tangible Assets of the Company and its Subsidiaries.
          5.13 Sale-and-Leaseback Transactions. Neither the Company nor any Significant Subsidiary will enter into any Sale-and-Leaseback Transaction with respect to any Principal Property with any Person (other than the Company or a Subsidiary) unless either (a) the Company or such Significant Subsidiary would be entitled, pursuant to the provisions described in subsection 5.12(a) through (f) to incur Indebtedness secured by a security on the property to be leased without equally and ratably securing the Loans made and/or to be made to and all other sums payable by the Company under this Agreement, or (b) the Company during or immediately after the expiration of 120 days after the effective date of such transaction applies to the voluntary retirement of its Indebtedness and/or the acquisition or construction of Principal Property an amount equal to the greater of the net proceeds of the sale of the property leased in such transaction or the fair value in the opinion of a Responsible Officer of the Company of the leased property at the time such transaction was entered into.
          5.14 Use of Proceeds. The Company shall use the proceeds of the Loans to repay outstanding indebtedness of the Company and for working capital and general corporate purposes, and to pay related fees, costs and expenses.
SECTION 6. DEFAULTS
          6.1 Events of Default. Upon the occurrence of any of the following events:
          (a) any default shall be made by the Company in any payment in respect of: (i) interest or fees payable hereunder as the same shall become due and such default shall continue for a period of five days; or (ii) principal of any of the Indebtedness hereunder or evidenced by the Notes as the same shall become due, whether at maturity, by prepayment, by acceleration or otherwise; or
          (b) any default shall be made by either the Company or any Subsidiary of the Company in the performance or observance of any of the provisions of subsections 5.5(c), 5.6 through 5.10, 5.12, 5.13 and 5.14; or
          (c) any default shall be made in the due performance or observance of any other covenant, agreement or provision to be performed or observed by either the Company or any Subsidiary under this Agreement, and such default shall not be rectified or cured to the satisfaction of the Required Banks within a period expiring 30 days after written notice thereof by the Agent to the Company; or
            (d) any representation or warranty of or with respect to the Company or any Subsidiary of the Company to the Banks in connection with this Agreement shall have been untrue in any material respect on or as of the date made and the facts or circumstances to which such representation or warranty relates shall not have been subsequently corrected to make such representation or warranty no longer incorrect; or
            (e) any default shall be made in the payment of any item of Indebtedness of the Company or any Subsidiary or under the terms of any agreement relating to such Indebtedness and such default shall continue without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified; provided, however, that such default shall not constitute an Event of Default unless (i) the outstanding principal amount of such item of Indebtedness exceeds $10,000,000, or (ii) the aggregate outstanding principal amount of such item of Indebtedness and all other items of Indebtedness of the Company and its Subsidiaries as to which such defaults exist and have continued without being duly cured, waived or consented to beyond the respective periods of grace, if any, therein specified exceeds $25,000,000, or (iii) such default shall have continued without being rectified or cured to the satisfaction of the Required Banks for a period of 30 days after written notice thereof by the Agent to the Company; or
            (f) either the Company or any Significant Subsidiary shall be involved in financial difficulties as evidenced:
     (i) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;
     (ii) by the filing against it of a petition commencing an involuntary case under said Title 11 which shall not have been dismissed within 60 days after the date on which said petition is filed or by its filing an answer or other pleading within said 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting or acquiescing in the relief therein provided;
     (iii) by the entry of an order for relief in any involuntary case commenced under said Title 11;
     (iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
     (v) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or

(iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;
     (vi) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or
     (g) a Change in Control of the Company shall occur;
then and in each and every such case, (x) the Agent may, with the consent of the Required Banks, or shall, at the direction of the Required Banks, proceed to protect and enforce the rights of the Banks by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement or any Note or in any instrument delivered to each Bank pursuant to this Agreement, or in aid of the exercise of any power granted in this Agreement or any Note or any such instrument or assignment, and (y) the Agent may, with the consent of the Required Banks, or shall, at the direction of the Required Banks, by notice in writing to the Company terminate the obligations of the Banks to make the Loans hereunder, and thereupon such obligations shall terminate forthwith and (z) (unless there shall have occurred an Event of Default under subsection 6.1(f), in which case the obligations of the Banks to make the Loans hereunder shall automatically terminate and the unpaid balance of the Indebtedness hereunder and accrued interest thereon and all other amounts payable hereunder (the “Bank Obligations”) shall automatically become due and payable) the Agent may, with the consent of the Required Banks, or shall, at the direction of the Required Banks, by notice in writing to the Company declare all or any part of the unpaid balance of the Bank Obligations then outstanding to be forthwith due and payable, and thereupon such unpaid balance or part thereof shall become so due and payable without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, the obligations of the Banks to make further Loans hereunder shall terminate forthwith, and the Agent may, with the consent of the Required Banks, or shall, at the direction of the Required Banks, proceed to enforce payment of such balance or part thereof in such manner as the Agent may elect, and each Bank may offset and apply toward the payment of such balance or part thereof, and to the curing of any such Event of Default, any Indebtedness from such Bank to the Company, including any Indebtedness represented by deposits in any general or special account maintained with such Bank, whether or not such Bank is fully secured.
          6.2 Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Agent, with the consent of or at the direction of the Required Banks, subject to subsections 6.1 and 8.1, shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Agent or the Banks upon the occurrence thereof.
          6.3 Waivers. The Company hereby waives to the extent permitted by applicable law (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), protests, notices of protest and notices of dishonor in connection with any of the Indebtedness hereunder or evidenced by the Notes, (b) any requirement of diligence or promptness on the part of any Bank in the enforcement of its rights under the provisions of this Agreement or any Note, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and any defense of any kind which the Company may now or hereafter have with respect to its liability under this Agreement or any Note.
          6.4 Course of Dealing. No course of dealing between the Company and any Bank shall operate as a waiver of any of the Banks’ rights under this Agreement or any Note. No delay or omission on the part of any Bank in exercising any right under this Agreement or any Note or with respect to any of the Bank Obligations shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon any Bank unless it is in writing and signed by the Agent or such of the Banks as may be required by the provisions of this Agreement. The making of a Loan hereunder during the existence of a Default shall not constitute a waiver thereof.
SECTION 7. THE AGENT
          7.1 Appointment. Each Bank hereby irrevocably designates and appoints Merill as the Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes Merrill, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.
          7.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          7.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

          7.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.
          7.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
          7.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the

Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          7.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their then respective Aggregate Exposure Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Indebtedness hereunder or pursuant to the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.
          7.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent was not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent in its individual capacity.
          7.9 Successor Agent. The Agent may resign as Agent, as the case may be, upon 10 days’ notice to the Banks. If the Agent shall resign as Agent, under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent’s resignation hereunder as Agent, the provisions of this subsection 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          7.10 Agents Generally. Anything herein to the contrary notwithstanding, the Sole Lead Arranger and Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder.
SECTION 8. MISCELLANEOUS
          8.1 Amendments and Waivers. Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Banks, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Agent and the Required Banks may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan, reduce the principal of any Loan or the stated rate of any interest or fee payable hereunder or any other Loan Document, or extend the scheduled date of any payment thereof, in each case without the written consent of each Bank directly affected thereby; (ii) eliminate or reduce the voting rights of any Bank under this subsection 8.1 without the written consent of such Bank; (iii) reduce any percentage specified in the definition of Required Banks, consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Loan Documents, without the written consent of all Banks; (iv) amend, modify or waive any provision of Section 7 without the written consent of the Agent or (v) modify a Bank’s right to receive pro-rata distribution of payments and proceeds without the written consent of such Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Company and the Agent and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:	HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
Attention: Keith Giger
Telecopy: (615) 344-5720

The Agent:	Merrill Lynch Capital Corporation
4 World Financial Center
250 Vesey Street
New York, New York 10080
Attention: Paley Chen
Telecopy: (212) 738-1186
provided that any notice, request or demand to or upon the Agent or the Banks pursuant to Section 2 shall not be effective until received.
          8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.
          8.5 Payment of Expenses and Taxes; Indemnity. (a) The Company agrees (i) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (ii) to pay or reimburse each Bank and the Agent for all their reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and to each of the Banks and (iii) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents.

          (b) The Company will indemnify each of the Agent and the Banks and the directors, officers and employees thereof and each Person, if any, who controls each one of the Agent and the Banks (any of the foregoing, an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and reasonable expenses (including without limitation all reasonable fees and disbursements of counsel with whom an Indemnified Person may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which an Indemnified Person may incur or which may be asserted against it in connection with any litigation or investigation involving this Agreement, the use of any proceeds of any Loans under this Agreement by the Company or any Subsidiary, any officer, director or employee thereof excluding (a) claims, damages, liabilities and expenses resulting from the gross negligence or willful misconduct of such Indemnified Person and its directors, officers, employees and controlling persons and (b) litigation commenced by the Company against any of the Agent or the Banks which (i) seeks enforcement of any of the Company’s rights hereunder and (ii) is determined adversely to any of the Agent or the Banks.
          (c) The agreements in this subsection 8.5 shall survive repayment of the Notes and all other amounts payable hereunder.
          8.6 Successors and Assigns; Participations; Purchasing Banks. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.
          (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loans owing to such Bank, any Notes held by such Bank, any Commitments of such Bank or any other interests of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Notes for all purposes under this Agreement, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. The Company agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of offset in respect of its participating interest in amounts owing under this Agreement and any Notes to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Notes, provided that such right of offset shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 8.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Eurodollar Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. No Participant shall be entitled to consent to any amendment, supplement, modification or waiver of or to this Agreement or any Note, unless the same is subject to clause (i) of the proviso to subsection 8.1.
          (c) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to any Bank, any affiliate of any Bank or any Approved Fund, and, with the consent of the Company (unless an Event of Default has occurred and is continuing) and the Agent (which consent in each case shall not be unreasonably withheld or delayed) to one or more additional banks or financial institutions (“Purchasing Banks”) all or any part of its rights and/or obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, if any, executed by such Purchasing Bank, such transferor Bank and the Agent (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company); provided, however, that (i) the Commitments purchased by such Purchasing Bank that is not then a Bank, an affiliate of any Bank or any Approved Fund shall be equal to or greater than $2,500,000 or such lesser amount as may be agreed to by the Company and the Agent and (ii) the transferor Bank which has transferred part of its Loans and Commitments to any such Purchasing Bank shall retain a minimum Commitment, after giving effect to such sale, equal to or greater than $5,000,000 or such lesser amount as may be agreed to by the Company and the Agent. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Bank, its affiliates and its related Approved Funds, if any. Upon (i) such execution of such Commitment Transfer Supplement, (ii) delivery of an executed copy thereof to the Company and (iii) payment by such Purchasing Bank, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto with the Commitment Percentage of the Commitments set forth in such Commitment Transfer Supplement. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. Upon the consummation of any transfer to a Purchasing Bank, pursuant to this subsection 8.6(c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Bank, in each case in principal amounts reflecting their Commitment Percentages or, as appropriate, their outstanding Loans as adjusted pursuant to such Commitment Transfer Supplement.
          (d) The Agent shall maintain at its address referred to in subsection 8.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Commitment Transfer Supplement (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.
          (f) Subject to subsection 5.5(g), the Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Company which has been delivered to such Bank by the Company pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with such Bank’s credit evaluation of the Company prior to entering into this Agreement.
          (g) If, pursuant to this subsection 8.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
          (h) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle that is an Affiliate of such Bank (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms of this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent and as if, such Loan were made by such Granting Bank. The liability for any indemnity of similar payment obligations under this Agreement shall at all times remain with the Granting Bank. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 8.6, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee thereof, assign all or a portion of its interests in any Loans to its Granting Bank or to any other financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer of provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          (i) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 8.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Bank of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          8.7 Adjustments; Set-off. If any Bank (a “Benefited Bank”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by offset, pursuant to events or proceedings of the nature referred to in subsection 6.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Loans, or interest thereon, such Benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of a payment (including, without limitation, rights of offset) with respect to such portion as fully as if such Bank were the direct holder of such portion.
          8.8 USA PATRIOT Act. Each Bank which is subject to Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Company that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.
          8.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

          8.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          8.11 WAIVERS OF JURY TRIAL. THE COMPANY, THE AGENT AND THE BANKS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          8.12 Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; and
          (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HCA INC.
By:	/s/ David G. Anderson
	Name:	David G. Anderson
	Title:	Senior VP-Finance and Treasurer

MERRILL LYNCH CAPITAL CORPORATION, Agent and as a Bank
By:	/s/ Sarang Gadkari
	Name:	Sarang Gadkari
	Title:	Vice President

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Sole Lead Arranger and Sole Bookrunner
By:	/s/ Sarang Gadkari
	Name:	Sarang Gadkari
	Title:	Managing Director

HCA INC. — 2006 $400,000,000 CREDIT AGREEMENT — SIGNATURE PAGE

SCHEDULE I
COMMITMENT AMOUNTS;
LENDING OFFICES; ADDRESSES FOR NOTICE
A. Commitment Amounts.

Name of Bank	Term Commitment
Merrill Lynch Capital Corporation	400,000,000

TOTAL	$400,000,000
B. Lending Offices; Addresses for Notice.
MERRILL LYNCH CAPITAL CORPORATION

Domestic Lending Office:	Merrill Lynch Capital Corporation
4 World Financial Center
250 Vesey Street
New York, NY 10080

Eurodollar Lending Office:	Merrill Lynch Capital Corporation
4 World Financial Center
250 Vesey Street
New York, NY 10080

Address for Notices:	Merrill Lynch Capital Corporation
4 World Financial Center
250 Vesey Street
New York, NY 10080
Attention: Paley Chen

Telephone:	(212) 449-3541
Fax:	(212) 738-1186

SCHEDULE IV
APPLICABLE MARGIN
Term Loan Facility

	Level I	Level II	Level III	Level IV	Level V
Applicable Margin:
ABR Loans	0.000%	0.000%	0.000%	0.000%	0.250%
Eurodollar Loans	0.500%	0.625%	0.750%	1.000%	1.250%